Moody National REIT II, Inc. 8-K

EXHIBIT 99.1

Transcript of Video Message from Brett C. Moody:

Following the most recent Form 10-Q filing, for the period ended June 30, 2023, I wanted to provide a brief update to the Moody National REIT II investors, financial advisors, and broker dealers.

With respect to REIT II’s Year-to-Date performance, Hotel revenue increased $3.25 million to $40.9 million, which represents an 8.6% increase from the same period in 2022. Year to Date RevPAR (or Revenue Per Available Room) was $99.96, representing a year-over-year increase of 7.8% through the first six months of the year. By comparison, the REIT II portfolio achieved a $106.69 RevPAR during the same period in 2019, which represents a 6.3% deficit between January 2019 and June 2023.

Nationally, RevPAR for all hotels during the first six months was $97.08, representing 8.7% growth over the prior year.  During the 2nd quarter, demand growth for the hotel sector occurred almost exclusively in the top 25 markets across the US.  This benefited the REIT’s portfolio which consists of several assets in these markets including Houston, Dallas, Seattle, and Nashville. Although we are pleased to see top-line revenue continue to increase, the portfolio has built-up property level payables that linger from seasonality and increased expenses due to labor, insurance, and other costs.  To meet these obligations as a result of the cash flow shortage, Moody Capital has injected a total of $39.7 Million through June 30, 2023.

Looking ahead, CoStar and Oxford Economics project a mild recession with a 1% GDP decline in the 4th quarter this year and 1st quarter next year.  Even still, there are a few reasons for optimism with corporate group and transient demand still growing, although we believe that it will take time to reach 2019 results. We believe that increased business travel will have a positive effect on REIT II’s portfolio, which consists primarily of select-service hotels that cater to business-oriented travelers.  In contrast to lower-cost budget motels, select-service hotels provide amenities such as an exercise room, business facilities, and breakfast buffets without the costs of full-service amenities like a restaurant.  I encourage you to view REIT II’s current portfolio and latest news and updates at www.moodynationalreit.com.

As mentioned in a previous update, in order for investor distributions to commence, REIT II needs Modified Funds from Operations to dramatically increase.  Modified Funds from Operations, or “MFFO,” is a non-GAAP supplemental financial performance measure that our management uses in evaluating our operating performance, and a key indicator of the free cash flow required (i) to pay back the cash advances from the REIT’s sponsor, (ii) resume the Share Repurchase Program and (iii) resume the payment of cash distributions. For the first half of 2023, the REIT II MFFO was negative $1.68 million.  As a piece of good news, both the Homewood Suites Austin and Residence Inn Grapevine loans have exited from lender cash trap provisions, which means REIT II will now receive cash flow increases from both of these assets going forward, thereby reducing the likelihood for additional cash advances to these properties. Furthermore, the Hyatt Place Germantown performed well enough to exit from lender cash trap provisions, and it was refinanced in a new loan structure that does not require cash trap. The Embassy Suites Nashville has been close to meeting the requirements to exit lender cash trap provisions, and the asset management team will continue to request monthly testing every quarter until it is released. Furthermore, we are targeting refinancing the Hyatt Place North Charleston and Hampton Inn Austin by the end of 2023, which will presumably bring both of these assets out of lender cash trap as well.

Lastly, as a reminder, REIT II’s estimated NAV per share increased from $19.40 as of December 31, 2021 to $19.45 as of December 31, 2022, as disclosed in the Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 29, 2023. The estimated NAV per share is based in part upon independent property appraisals, as described in detail in the Annual Report on Form 10-K. Please see the disclosure regarding the NAV per share in the Annual Report on Form 10-K for important information regarding the manner in which the NAV per share was calculated and the assumptions, uncertainties and limitations associated with the NAV per share.

As always, if you have any questions please call or email us. We will continue to keep you updated throughout the year.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES